Exhibit 10.3
EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 5th day of September 2012, ("The Agreement Signing Date"),  by and between Win Global Markets Inc (Israel) Ltd., a company incorporated under the laws of Israel located at 55 Igal Alon St., Tel Aviv 67891, Israel (the "Company"), and Oleg Golynker, Israeli ID number     of     ("Oleg" or "The CTO"). Each of the Company and Oleg may be referred to herein as a "Party" and collectively as the "Parties".

WHEREAS The Company wishes to employ Oleg as the Company's Chief Technology Officer ("CTO") as of January 1st, 2013 ("The Effective Date"), and Oleg represents that he has the requisite skill and knowledge to serve in such position, and he desires to engage in such employment, according to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, the Parties agree as follows:

1.	Employment

(a)	The Company agrees to employ Oleg and Oleg agrees to be employed by the Company on the terms and conditions set out in this Agreement. The employment of the CTO shall commence on the Effective Date.

(b)
Oleg shall be employed as the Company's CTO. Oleg shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar capacity, subject to the direction of the Company’s CEO (the "CEO") and the CTO shall report regularly to the CEO with respect to his activities.

(c)
Excluding periods of vacation, sick leave and military reserve service to which the CTO is entitled or required, the CTO agrees to devote his full working time and attention to the business and affairs of the Company and its subsidiaries as required to discharging the responsibilities assigned to the CTO hereunder.

(d)
The Company acknowledges that Oleg is a Founder of, and still provides services to, VeriSet Systems and Relevanti Media; as such, Oleg will be allowed to continue to provide services to VeriSet and Relevanti as long as such services do not conflict with any of his responsibilities, duties or covenants according to this Agreement.

(e)
This Agreement is a personal agreement governing the employment relationship between the Parties hereto. This Agreement shall not be subject to any general or special collective employment agreement relating to employees in any trade or position that is the same or similar to the CTO's position, unless specifically provided herein.

(f)
Since the CTO position, duties and responsibilities hereunder are in the nature of management duties that demand a special degree of personal loyalty and in the nature which does not enable the Company to supervise his work and rest hours, the provisions of the Law of Work Hours and Rest 5711 – 1951 shall not apply to the terms of the CTO’s employment hereunder. Accordingly, the statutory limitations of such law shall not apply to this Agreement. The CTO shall not be entitled to additional compensation from the Company for working additional hours or working on rest days, as required by the Company.

2.	Representations and Warranties of the CTO

The CTO represents and undertakes all of the following:

(a)	There are no other undertakings or agreements preventing him from committing himself in accordance with this Agreement and performing his obligations under it.

(b)
To the best of the CTO’s knowledge, the CTO is not currently, nor will he by entering into this Agreement be deemed to be, violating any rights of his former employer and/or in breach of any of his obligations towards his former employer.

(c)
The CTO shall inform the Company, immediately upon becoming aware of, on every matter in which he or his immediate family members have a personal interest and which might create a conflict of interests with his duties under his employment hereunder.

(d)	In carrying out the duties under this agreement, the CTO shall not make any representations or give any guarantees on behalf of the Company, except as expressly and in advance authorized to do so.

(e)
The CTO acknowledges and agrees that from time to time he may be required by the Company to travel and stay abroad as part of his duties towards the Company. The company will bear all the expenses of such travel.

(f)
The CTO shall not receive any payment and/or benefit from any third party, directly or indirectly in connection with his employment. In the event the CTO breaches this undertaking, without derogating from any of the Company’s right by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set-off the value thereof from any sums due to the CTO from the Company.

3.	Salary

In consideration for the employment of the CTO with the Company, the Company shall pay the CTO a gross monthly salary of NIS 42,800 (Forty Two Thousand and Eight Hundred New Israeli Shekels).

From the 1st day of January 2014, the Company shall pay the CTO a gross monthly salary of NIS 46,000 (Forty Six Thousand New Israeli Shekels).

The above amounts referred in this agreement as The Base Salary (the "Base Salary") shall be payable monthly in arrears, no later than the 9th day of each month. The Company shall deduct from the Base Salary, and from any other payment hereunder, all the deductions as required under the law.

4.	CTO Benefits

During the term of this Agreement, the CTO shall be entitled to the following benefits (and only to them):

(a)	Parking. The Company will provide parking at the Company office location.

(b)	Sick Leave. Oleg shall be entitled to fully paid sick leave pursuant to the Sick Pay Law 5736 – 1976. Unused sick days may be accrued by the Oleg in accordance with the law.

(c)
Vacation. Oleg shall be entitled to an annual vacation pursuant and according to the Annual Vacation Law of 1951. Unused vacation days may be accrued by Oleg in accordance with the law. Oleg shall be entitled to redeem vacation days in accordance with the law.

(d)
Stock Options. The Company shall grant Oleg 400,000 (Four Hundred Thousand) Options (the "Options"), of Win Global Markets Inc., The Options shall be subject to the Stock Option Agreement to be entered into between the Company and Oleg. The Options shall be granted on the Effective Date and under the following terms:

(1)	The Options shall be subject to the terms of the Company’s Stock Option Plan, and the Stock Option Agreement to be entered into between the Company and the CTO;

(2)
The Options shall vest over a period of Thirty Three (33) months as of the Effective Date (the "Vesting Period"), in accordance with the following vesting schedule, provided that Oleg shall remain employee of the Company at the end of each relevant vesting period. 70,000 (Seventy Thousand) options shall vest three month as of the date of grant. 330,000 (Three Hundred And Thirty Thousand) options shall vest on a three-month basis, as of the lapse of three (3) month following three month of the Effective Date and until the lapse of the Vesting Period, in Eleven (11) installments, each of which shall be equal to 1/11 of the total number of 330,000 (Three Hundred And Thirty Thousand) Options. Following the termination of the Oleg's employment with the Company, all unvested Options shall ipso facto terminate and become null.

(3)	Vested Options shall be exercisable to Ordinary Shares (traded on the OTCBB) at a purchase price of US$0.10 (Ten Cents of United States Dollar) per share.

(4)	The options have terms of 5 years from the date of grant.

(e)
Oleg shall be responsible for payment of any taxes resulting from the grant or exercise of the Options. The Company shall deduct at source all the deductions which the Company is obliged to make for tax imposed upon the grant or exercising of the Options.

(f)	Rest Home Allowance ("Dmei Havra’a"). Oleg shall be entitled to "Dmei Havra’a" as determined under applicable law.

(g)	Social Benefits. The CTO shall be entitled to receive from the Company the following contributions:

b.
Pension Fund. The Company shall insure The CTO under an accepted Pension Fund (the "CTO's Insurance"), as follows: (i) the Company shall pay an amount equal to 5% of the Base Salary (up to a maximum by law) towards the CTO's Insurance for the CTO’s benefit and shall deduct 5% from the Base Salary (up to a maximum by law) and pay such amount towards the Managers' Insurance for the CTO’s benefit (and by signing this Agreement, The CTO gives his consent for such deduction); (ii) the Company shall pay an amount equal to 8 1/3% of the Base Salary (up to a maximum by law) for severance compensation; (iii) the Company shall make provision for the loss of earning capacity component, up to 2.5% of the Salary, or up to the sum which shall provide for a disability allowance equal to seventy five percent (75%) of the CTO’s Salary during the disability period of the CTO, the lesser of the two.

c.
It is agreed that the CTO shall bear all the tax imposed under any applicable law with respect to any payment made toward the Pension Fund and/or Continuing Education Fund which exceeds the maximum amount exempt from tax payment under applicable laws.

d.
Continuous Education Fund: The Company shall pay 7.5% of The CTO's base salary (up to a maximum by law) to a fund of the CTO's choice and shall deduct 2.5% from the CTO's base salary (up to a maximum by law) as his contribution to the Fund.

(h)
Any benefit provided by the Company to Oleg under section 4 to this Agreement shall not be considered as part of the Oleg’s salary for purposes of calculating the Oleg’s social and other benefits, such as severance payments, redemption of unused vacation days etc., and such social and other benefits shall be calculated only out of the Base Salary.

5.	Termination

(a)
This Agreement shall be in effect for an undefined period of time commencing on the Effective Date (the "Term"). The Company and the CTO may terminate this Agreement and the employee-employer relationship between the Parties at any time upon written notice of 30 days to the other Party (the "Notice Period") specifying the effective date of termination (the "Termination Date").

(b)
During the Notice Period, the CTO shall work in the Company and shall be entitled to compensation pursuant to Section 3 and to all of the benefits set forth in Section 4.  Notwithstanding the foregoing, the Company is entitled to terminate this Agreement with immediate effect upon a written notice to the CTO and to pay the CTO an amount equal to the Base Salary (as defined above) that would have been paid to the CTO during the Notice Period in lieu of such prior notice.

(c)
Notwithstanding the foregoing, the Company may immediately terminate the employment relationship with the CTO for Cause (as defined below), without paying the CTO any payment with respect to the term commencing following such termination, and such termination shall be effective as of the time of notice of the same. "Cause" means (a) a material breach of this Agreement; (b) any willful failure to perform or willful failure to perform competently any of the Company's instructions or any of the CTO's fundamental functions or duties hereunder; (c) engagement in willful misconduct or acting in bad faith with respect to the Company, (d) conviction of a felony involving moral turpitude; or (e) any cause justifying termination or dismissal in circumstances in which the Company can deny the CTO severance payment under applicable law.

(d)
During the Notice Period, the CTO shall work in the Company, shall transfer his position to his replacement in an orderly and complete manner and shall return to the Company all documents, professional literature and equipment belonging to the Company, which may be in his possession at such time.

(e)
At the end of the Notice Period and following termination of agreement according to clause (c) above, the Company shall transfer to the CTO ownership of his full Pension Fund and Continuing Education Fund.

6.	Competitive Activity

During the term of this Agreement and for a period of twelve (12) months thereafter, the CTO will not directly or indirectly:

(a)
Carry on or hold an interest in any company, venture or other entity which competes directly or indirectly with the products or services of the Company or any subsidiary of the Company (a "Competing Business").

(b)
Act as a consultant or CTO or officer or in any capacity in a Competing Business or supply services in competition with the Company or its subsidiaries services ("Restricted Services") to any person or entity which was provided with services/products by the Company or its subsidiaries at any time during the twelve (12) months immediately prior to the Termination Date.

(c)
Solicit, canvass or approach or endeavor to solicit, canvass or approach any person or entity which was provided with services/products by the Company or its subsidiaries at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering Restricted Services or products which compete with the products supplied by the Company or its subsidiaries at the Termination Date.

(d)
Employ, solicit or entice away or endeavor to solicit or entice away from the Company or its subsidiaries any person employed (whether as an employee or as a consultant) by the Company or its subsidiaries at any time during the twelve (12) months immediately prior to the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

7.	Confidentiality and IP Rights

(a)
In view of the fact that the CTO's work as an employee of the Company will bring the CTO into close contact with many confidential affairs of the Company and its affiliates, including matters of a business nature, such as information about customers, costs, profits, markets, sales and any other information not readily available to the public, such as technical information related to the Company’s products and/or technology as well as plans for future developments, the CTO agrees:

(i)
To keep secret all confidential matters of the Company and its affiliates and not to disclose them to anyone outside of the Company, either during or after the CTO's employment with the Company, except with the Company's prior written consent; and

(ii)
To deliver promptly to the Company on termination of the CTO's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's and its affiliates' businesses which the CTO may then possess or have under the CTO's control.

(b)
The CTO agrees that all memoranda, books, notes, records (contained on any media whatsoever), charts, formula, specifications, lists and other documents made, compiled, received, held or used by the CTO while employed by the Company, concerning any phase of the Company’s business, products, services or trade secrets, shall be the Company’s sole property and shall be delivered by the CTO to the Company upon termination of the CTO's employment or at any earlier or other time at the request of the Company, without the CTO retaining any copies thereof.

(c)
The CTO will promptly disclose to the Company, or any persons designated by it, all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by the CTO, either alone or jointly with others, during the CTO's employment with the Company  which relate to the Company or its business (all such information, improvements, inventions, formulas, processes, techniques, know-how and data are hereinafter referred to as the: "Inventions").

(d)
The CTO agrees that all the Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection with such Inventions. The CTO hereby assigns to the Company any rights the CTO may have or acquire in such Inventions.

(e)
The CTO further agrees as to all such Inventions to assist the Company, or any persons designated by it, in every proper way to obtain and from time to time enforce such Inventions in any way including by way of patents on such Inventions in any and all countries, and that the CTO will execute all documents for use in applying for and obtaining patents on and enforcing such Inventions, as the Company may desire, together with any assignments of such Inventions to the Company or persons or entities designated by it.

8.	Miscellaneous

(a)
Law and Venue. The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws thereof. The competent courts of the city of Tel Aviv-Jaffa, Israel shall have exclusive jurisdiction to settle all disputes arising in connection with this Agreement and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

(b)
Counterparts and Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(c)
Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(d)
Non-Waiver The waiver, express or implied, by either Party hereto of any rights hereunder or of any failure to perform or of a breach hereof by the other Party hereto shall not constitute or be deemed a waiver of any other right hereunder or any other failure to perform or a breach hereof by the other Party hereto, whether of a similar or dissimilar nature.

(e)
Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement, written or oral, including the terms of any negotiations in connection with or relating to this Agreement.

(f)
Modification of Agreement. No addition or modification of this Agreement shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the Parties hereto.

(g)
Notice. Any notices to be given hereunder shall be served on a Party by prepaid registered letter, facsimile or telegram to its address given herein or such other address as may from time to time be notified for this purpose. Any notice given by letter shall be deemed to have been served four days after the time at which it was posted and any notice given by facsimile or telegram shall be deemed to have been served 24 hours after it is dispatched.

(h)
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(i)
Employment Terms Notice. For the purpose of delivering a notice with respect to the employment terms pursuant to the Law of Notice to Employee (Employment Terms), 5762 – 2002, this Agreement shall be considered as complying with the requirements under such Law.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

/s/ Shimon Citron____________________ Win Global Markets Inc (Israel) Ltd.	/s/ Oleg Golynker_________ Oleg Golynker